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                     SECOND AMENDMENT TO ALPHA MICROSYSTEMS

                        1993 EMPLOYEE STOCK OPTION PLAN



                 THIS SECOND AMENDMENT TO ALPHA MICROSYSTEMS 1993 EMPLOYEE STOCK OPTION PLAN (the "Second Amendment") is hereby adopted by Alpha Microsystems, a California corporation (the "Company"), effective as of October 4, 1996.

                               R E C I T A L S :

                 A. The Alpha Microsystems 1993 Employee Stock Option Plan (the "Plan") was adopted by the Board of Directors of the Company (the "Board") on August 27, 1993, and amended on April 14, 1994. The Plan was approved by the shareholders of the Company on May 31, 1994. The First Amendment to Alpha Microsystems 1993 Employee Stock Option Plan (the "First Amendment") was adopted by the Board on June 14, 1996 and was approved by the Shareholders of the Company on August 13, 1996. The Plan and the First Amendment are collectively referred to herein as the "Amended Plan."

                 B. Section 13 of the Amended Plan provides that the Board may amend the Amended Plan in any respect whatsoever, subject to approval of the shareholders of the Company in particular circumstances which are not applicable in connection with this Second Amendment.

                 C. On October 4, 1996, the Board adopted resolutions (i) providing for early compliance with the new Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and (ii) approving the form of this Second Amendment which amends the Amended Plan to comply with the new Rule 16b-3.

                              A M E N D M E N T :

                 Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amended Plan.

                 1. Section 2(i) of the Amended Plan is hereby deleted in its entirety.

                 2. A new Section (w) is hereby added to Section 2 of the Amended Plan which shall read in its entirety as follows:

                 "(w)     'Nonemployee Director' shall mean a director of the
                 Company (i) who is considered a 'Nonemployee Director' in accordance with Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the 1934 Act or any successor provision thereto, as such rule or successor provision may be amended from time to time, or any other applicable rules, regulations or interpretations of the Securities and Exchange










                                  EXHIBIT 4.7
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                 Commission, and (ii) who either (A) is not a current employee of the Company, is not a former employee of the Company receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an affiliate at any time, and is not currently receiving compensation for personal services in any capacity other than as a director, or (B) is otherwise considered an outside director for purposes of Section 162(m) of the Code."

                 3. The first sentence of Section 4 of the Amended Plan is hereby amended to read in its entirety as follows:

                 "The Plan shall be administered by a Committee of Nonemployee Directors which shall be appointed by the Board."

                 I hereby certify that the foregoing Second Amendment was duly adopted by the Board of Directors of the Company on October 4, 1996.

                 Executed on this 4th day of October, 1996.



                                             /s/JOHN F. GLADE
                                             ----------------------------------
                                             John F. Glade, Secretary





















                                  EXHIBIT 4.7
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